Exhibit 99.1
COMPANY CONTACT
Chris King
(240) 744-1150
FOR IMMEDIATE RELEASE
MONDAY, MAY 16, 2011
DIAMONDROCK AGREES TO ACQUIRE 712-ROOM HOTEL LEXINGTON IN MIDTOWN NEW YORK
BETHESDA, Maryland, Monday May 16, 2011 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has entered into a purchase and sale agreement to acquire the 712-room Radisson Lexington Hotel New York (the “Hotel”) for a contractual purchase price of $335 million. The contractual purchase price represents a 13.5 times multiple of 2012 forecasted EBITDA of $24.8 million and a 6.7% capitalization rate on forecasted 2012 net operating income. During the Company’s anticipated 2011 period of ownership, the Hotel is expected to earn approximately $15.8 million in EBITDA.
“We are excited to acquire this significant full service hotel located in Midtown New York at a material discount to replacement cost. The Hotel’s forecasted 2011 RevPAR is $198, which is 70% above our portfolio average and it is expected to generate Hotel Adjusted EBITDA margins that are 14 percentage points higher than our portfolio average. The Hotel will increase our exposure to the dynamic Manhattan market and will be a great addition to the portfolio,” stated Mark W. Brugger, Chief Executive Officer of the Company.
The Hotel is located at the corner of Lexington Avenue and 48th Street in the heart of Midtown Manhattan. The Hotel is attractive to business and leisure guests because of its proximity to Grand Central Terminal, headquarters for several Fortune 500 companies, and Fifth Avenue shopping. It is within walking distance of the United Nations, Chrysler Building, Saint Patrick’s Cathedral, Rockefeller Center and Times Square. The Hotel features six separate food and beverage outlets, five of which are leased to third parties. The Hotel is in excellent physical condition as its current owners have invested almost $54 million since 1999 into the Hotel’s infrastructure, rooms and amenities.
The Company is assessing the optimal branding strategy for the Hotel, which includes potentially retaining Radisson. The Company expects to assume an amended, short-term Radisson franchise agreement. Highgate Hotels, operator of the Hotel since 1999, will be retained under a new management agreement. “With a strong international presence, the Radisson brand drives significant revenue, particularly from overseas travelers, to this gateway market. Additionally, we look forward to furthering our business relationship with Highgate Hotels, the leading independent hotel operator in New York City,” stated John Williams, President and Chief Operating Officer of the Company.

Upon entering into the purchase and sale agreement, the Company made a $33.5 million non-refundable deposit. The Company expects the acquisition to close within the next 30 days subject to customary closing requirements and conditions. The Company expects approximately $1.8 million of costs related to the acquisition of the Hotel to be expensed as incurred. The Company intends to fund the acquisition of the Hotel with existing corporate cash and a $100 million draw under its corporate credit facility.
About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust that is an owner of premium hotel properties. Upon completion of the acquisition of the Hotel, the Company will own 24 premium hotels with approximately 11,500 rooms and holds the senior mortgage loan on another premium hotel. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, Westin and Renaissance. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions including an economic downturn in New York City, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the ability to complete the Radisson Lexington Hotel New York acquisition; and the ability to achieve the returns that the Company expects from the Radisson Lexington Hotel New York. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Estimated Net Income to Estimated EBITDA and Estimated Net Operating Income
($000s)
	2011 Period of
	Ownership	2011 Full Year	2012 Full Year
Estimated Net Income	$4,850	$2,460	$6,150
Income Tax Expense	240	300	360
Depreciation Expense	8,310	14,240	14,240
Interest Expense	2,350	4,000	4,000

Estimated EBITDA	$15,750	$21,000	$24,750
Escrow Contributions	(1,440)	(2,160)	(2,390)

Estimated Net Operating Income	$14,310	$18,840	$22,360

EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.